Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.		News Release

Contact:	Kevin C. Hake	Brian A. Cheripka
	Vice President and Treasurer	Assistant Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS RECORD FIRST QUARTER

REVENUES, EARNINGS, DELIVERIES AND BACKLOG;
RAISES FISCAL 2004 EARNINGS PROJECTION

Highlights for the Quarter Ended January 31, 2004

•                                         Net earnings reached a record $1.74 per fully diluted share for the quarter, a 29% increase from $1.35 per fully diluted share in last year’s first quarter. Hovnanian achieved record net earnings of $57.7 million for the quarter, a 29% increase above the net earnings of $44.8 million in the first quarter of fiscal 2003.

•                                         More than 91% of net earnings for the quarter were generated from the Company’s organic operations, which exclude earnings from acquisitions closed since the beginning of fiscal 2003.

•                                         Earnings for the trailing twelve months ended January 31, 2004 represent a return on beginning equity (ROE) of 44.5% and an after tax return on beginning capital (ROC) of 24.6%.

•                                         Total revenues increased 24% to $775.2 million in the first quarter of fiscal 2004. The Company’s pre-tax margin rose to 12.0% from 11.3% during the same period in fiscal 2003.

•                                         Management is increasing its projection for full year fiscal 2004 earnings from $9.00 per fully diluted share to more than $9.50 per fully diluted share, representing over a 21% increase from record earnings of $7.85 per fully diluted share in fiscal 2003.

•                                         Homebuilding gross margin increased 100 basis points to 25.7% in the first quarter of fiscal 2004 from 24.7% during the same period in fiscal 2003.

•                                         EBITDA increased 33% to $117.4 million, covering interest 5.4 times for the first quarter.  The Company’s ratio of net recourse debt-to-capitalization at quarter end was 50.5%, after taking into consideration approximately $100 million of excess cash on the balance sheet.

•                                         Net contracts for the first quarter grew 50% to $915.7 million on 3,225 homes, including 92 homes from unconsolidated joint ventures, compared to $568.8 million on 2,148 homes, including 7 homes from unconsolidated joint ventures, in the first quarter of fiscal 2003.

•                                         Contract backlog as of January 31, 2004 was 6,554 homes, including 118 homes from joint ventures, with a sales value of $1.81 billion, up 68% from the number of homes in last year’s first quarter backlog.

RED BANK, NJ, March 1, 2004 — Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported net income of $57.7 million, or $1.74 per fully diluted share, on $775.2 million in total revenue for the first quarter ended January 31, 2004.  Last year’s first quarter net income was $44.8 million, or $1.35 per fully diluted share, on total revenue of $627.6 million.  Pre-tax earnings from Financial Services increased 44% to $6.7 million from $4.7 million in last year’s first quarter.

Sales showed considerable strength throughout the first quarter, with net contracts up 50% year-over-year, from 2,148 homes to 3,225 homes. Including unconsolidated joint ventures, deliveries in the first quarter of fiscal 2004 were 2,911 homes with a sales value of $760.1 million. This compares to 2,295 homes delivered with a sales value of $609.5 million in the first quarter of fiscal 2003.

Consolidated earnings before interest expenses, income taxes, depreciation, amortization and other non-cash, non-recurring write-offs and charges (“EBITDA”) for the first quarter rose 33% to $117.4 million from $88.4 million in the first quarter of 2003.  EBITDA covered the amount of interest incurred in the quarter by 5.4 times.  The Company’s consolidated homebuilding gross margin for the first quarter, excluding land sales, was 25.7%, an increase of 100 basis points from the first quarter of fiscal 2003.

Comments from Management

“I am pleased to report another excellent quarter for our Company,” said Ara K. Hovnanian, President and Chief Executive Officer of the Company. “We started fiscal 2004 with strong momentum, marked by solid year over year earnings growth and continued market share gains. The successful execution of our business strategies continues to produce significant returns for our shareholders, with a return on beginning equity for the trailing twelve months of 44.5%. Our continued financial strength demonstrates the benefits of our market concentration strategy and diverse product offering, while our focus on being a significant builder in each of our markets is yielding noticeable advantages in terms of land acquisitions, pricing power and cost efficiency.  At the same time, our broad product array provides the flexibility to ensure we are meeting consumer demand and enhances our ability to further penetrate our geographic markets,” he said.

“Our fiscal first quarter is traditionally a slower seasonal period for housing sales.  However, consumer demand for new homes is healthy and we are very pleased with the number of net home contracts we recorded in the first quarter.  The 50% increase in net contracts for the quarter demonstrates the strength of the underlying demand for new housing in our markets, which is largely driven by ongoing household formation.  In many of our larger markets, which tend to be more heavily regulated and supply constrained, we continue to benefit from the ability to achieve price increases in selected communities,” Mr. Hovnanian said. “While our pace of net contracts has remained strong, the adverse winter weather has delayed our ability to start and complete homes in several markets in our Northeast and Southeast regions. The increased costs we had anticipated due to inclement weather during the first quarter were not as high as we originally contemplated. The lower than anticipated costs had a positive impact on our results and helped us exceed our original earnings projection of $1.65 per fully diluted share. However, inclement weather has delayed our ability to start construction on certain homes which will result in a greater number of homes being delivered in the later half of this year,” Mr. Hovnanian said.

“As we look forward in fiscal 2004, the solid demand for new homes, along with our first quarter results and significant sales backlog, gives us the confidence to increase our projections for the current fiscal year to exceed $9.50 per fully diluted share,” he stated.  “This revised earnings projection represents a 21% increase from last year’s record earnings of $7.85 per fully diluted share, and is on top of the 74% compounded growth in earnings that we have achieved over the past three years.  Fiscal 2004 revenue is expected to climb more than 22% to $3.9 billion on deliveries of 14,500 homes,” he said.  The company ended the first quarter with more than 65% of our projected deliveries for the year either in contract backlog or already delivered.

“During the quarter, we strengthened our balance sheet with a senior note offering which closed in early November,” said J. Larry Sorsby, Executive Vice President and Chief Financial Officer. “While we

continue to invest in our future growth, we remain focused on conservative management of our balance sheet. There was no outstanding balance on the Company’s $590 million unsecured revolving credit facility at the end of the quarter, and we had more than $100 million in excess cash,” he stated. “Our net recourse debt-to-capitalization ratio at January 31, 2004 was 50.5%. We anticipate that the Company’s average net debt-to-capitalization ratio for fiscal 2004 will be at or below 50%, in line with our target,” he concluded.  Shareholders’ equity grew 10% during the quarter to $898.9 million from $819.7 million at the end of fiscal 2003.

In Closing

“We are extremely pleased with the performance of our operations and continue to look for appropriate opportunities to profitably deploy our capital,” commented Mr. Hovnanian.  “We are confident that the consistent execution of our proven business strategies will enable us to accomplish our long term goals of enhanced profitable growth and increased shareholder returns,” he concluded.

Hovnanian Enterprises will webcast its first quarter earnings conference call at 11:00 a.m. E.S.T. tomorrow morning, March 2, 2004, hosted by Ara K. Hovnanian, President and Chief Executive Officer of the Company.  The webcast can be accessed live through the Investor Relations section of Hovnanian Enterprises’ website at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “webcast” section of the Investors News page on the Hovnanian website at http://www.khov.com. The archive will be available for 12 months.

The Company has updated its summary projection for the fiscal year ending October 31, 2004.  The summary projection is available on the Company Projection page of the Investors section of the Company’s website at http://www.khov.com.

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Florida, Maryland, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian, Washington Homes, Goodman Homes, Matzel & Mumford, Diamond Homes, Westminster Homes, Fortis Homes, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Summit Homes, Great Western Homes and Windward Homes.  As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2003 annual report, can be accessed through the Investors page of the Hovnanian Web site at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com  or sign up at http://www.khov.com.

Non-GAAP Financial Measures:

EBITDA is not a generally accepted accounting principle (GAAP) financial measure. The most directly comparable GAAP financial measure is net income. The reconciliation of EBITDA to net income is presented in a table attached to this earnings release.

Note:   All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in and price fluctuations of raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2003.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.

January 31, 2004

Statements of Consolidated Income

(Dollars in Thousands, Except Per Share)

	Three Months Ended, January 31,
	2004	2003
	(Unaudited)
Total Revenues	$775,215	$627,635

Costs and Expenses	682,520	556,499

Income Before Income Taxes	92,695	71,136

Provision for Taxes	34,984	26,375
Net Income	$57,711	$44,761

Per Share Data:
Basic:
Income per common share	$1.85	$1.43
Weighted Average Number of Common Shares Outstanding	31,215	31,371

Assuming Dilution:
Income per common share	$1.74	$1.35
Weighted Average Number of Common Shares Outstanding	33,235	33,080

Hovnanian Enterprises, Inc.

January 31, 2004

Homebuilding Gross Margin

(Dollars in Thousands)

	Homebuilding Gross Margin
	Three Months Ended January 31,
	2004	2003
	(Unaudited)
Sale of Homes	$757,273	$607,501
Cost of Sales	562,900	457,526
Homebuilding Gross Margin	$194,373	$149,975

Gross Margin Percentage	25.7%	24.7%

	Land Sales Gross Margin
	Three Months Ended January 31,
	2004	2003
	(Unaudited)
Land and Lot Sales	$1,139	$8,452
Cost of Sales	1,035	5,652
Land and Lot Gross Margin	$104	$2,800

Hovnanian Enterprises, Inc.

January 31,2004

Reconciliation of EBITDA to Net Income

(Dollars in Thousands)

	Three Months Ended January 31,
	2004	2003
	(Unaudited)
Net Income	$57,711	$44,761
Income Taxes	34,984	26,375
Interest expense	16,943	13,679
EBIT(1)	$109,638	$84,815
Depreciation	1,494	1,569
Amortization Debt Fees	463	321
Amortization of Intangibles	4,808	500
Other Amortization	1,042	1,167
EBITDA(2)	$117,445	$88,372

INTEREST INCURRED	$21,587	$15,120

EBITDA TO INTEREST INCURRED	5.44	5.84

(1)  EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2)  EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other non-cash, non-recurring write-offs and charges.

Hovnanian Enterprises, Inc.

January 31, 2004

Interest Incurred, Expensed and Capitalized

(Dollars is Thousands)

	Three Months Ended January, 31
	2004	2003
	(Unaudited)
Interest Capitalized at Beginning of Period	$24,833	$22,159
Plus Interest Incurred	21,587	15,120
Less Interest Expensed	16,943	13,679
Interest Capitalized at End of Period	$29,477	$23,600

Hovnanian Enterprises, Inc.

Summary Financial Projection

(Dollars in Millions except per share or where noted)

(Unaudited)

	Fiscal Year 10/31/2002	Fiscal Year 10/31/2003	Trailing 12 Mos. 1/31/2004	Projection Fiscal Year 10/31/2004*

Total Revenues ($ Billion)	$2.6	$3.2	$3.3	> $3.90
Income Before Income Taxes	$225.7	$411.5	$433.08	> $509.7
Pre-tax Margin	8.8%	12.9%	12.9%	13.1%
Net Income	$137.7	$257.4	$270.33	> $316.0
Earnings Per Share (fully diluted)	$4.28	$7.85	$8.42	> $9.50

* 2004 Projection is based on one quarter of actual data and three quarters of projected results.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	January 31, 2004	October 31, 2003
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$110,968	$121,913
Inventories - At the lower of cost or fair value:
Sold and unsold homes and lots under development	1,450,561	1,184,907
Land and land options held for future development or sale	292,532	270,502
Consolidated Inventory Not Owned:
Specific performance options	29,969	56,082
Variable interest entities	211,514	100,327
Other options	38,723	48,226
Total Consolidated Inventory Not Owned	280,206	204,635
Total Inventories	2,023,299	1,660,044

Receivables, deposits, and notes	54,898	42,506

Property, plant, and equipment - net	28,438	26,263

Prepaid expenses and other assets	127,365	106,525

Goodwill and indefinite life intangibles	82,658	82,658

Definite life intangibles	85,353	56,978
Total Homebuilding	2,512,979	2,096,887

Financial Services:
Cash and cash equivalents	10,420	6,308
Mortgage loans held for sale	121,973	224,052
Other assets	3,379	3,945
Total Financial Services	135,772	234,305

Income Taxes Receivable - Including deferred tax benefits		1,179
Total Assets	$2,648,751	$2,332,371

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Data)

	January 31, 2004	October 31, 2003
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Nonrecourse land mortgages	$47,741	$43,795
Accounts payable and other liabilities	215,772	230,696
Customers’ deposits	67,317	58,376
Liabilities from inventory not owned	59,941	94,780
Total Homebuilding	390,771	427,647
Financial Services:
Accounts payable and other liabilities	4,313	5,917
Mortgage warehouse line of credit	106,990	166,711
Total Financial Services	111,303	172,628
Notes Payable:
Term loan	115,000	115,000
Senior notes	602,304	387,166
Senior subordinated notes	300,000	300,000
Accrued interest	20,314	15,675
Total Notes Payable	1,037,618	817,841
Income Taxes Payable – Net of deferred tax benefits.	9,826
Total Liabilities	1,549,518	1,418,116

Minority interest from inventory not owned	194,528	90,252

Minority interest from consolidated joint ventures..	5,781	4,291

Stockholders’ Equity:
Preferred Stock, $.01 par value-authorized 100,000 shares; none issued
Common Stock, Class A, $.01 par value-authorized 87,000,000 shares; issued 28,297,576 shares at January 31, 2004 and 28,016,497 shares at October 31, 2003 (including 5,145,600 shares at January 31, 2004 and 5,390,218 shares at October 31, 2003 held in Treasury)	285	280
Common Stock, Class B, $.01 par value (convertible to Class A at time of sale)-authorized 13,000,000 shares; issued 7,695,477 shares at January 31, 2004 and 7,768,508 shares at October 31, 2003(including 345,874 shares at January 31, 2004 and October 31, 2003 held in Treasury)	77	78
Paid in Capital	182,697	163,712
Retained Earnings	762,893	705,182
Treasury Stock - at cost	(47,028)	(49,540)
Total Stockholders’ Equity	898,924	819,712
Total Liabilities and Stockholders’ Equity	$2,648,751	$2,332,371

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

(unaudited)

	Three Months Ended January 31,
	2004	2003
Revenues:
Homebuilding:
Sale of homes	$757,273	$607,501
Land sales and other revenues	3,169	9,639
Total Homebuilding	760,442	617,140
Financial Services	14,773	10,495
Total Revenues	775,215	627,635
Expenses:
Homebuilding:
Cost of sales	563,935	463,178
Selling, general and administrative	71,793	54,301
Inventory impairment loss	58	158
Total Homebuilding	635,786	517,637

Financial Services	8,027	5,821

Corporate General and Administrative.	14,524	14,584

Interest	16,943	13,679

Other Operations	2,432	4,278

Intangible Amortization	4,808	500
Total Expenses	682,520	556,499
Income Before Income Taxes	92,695	71,136
State and Federal Income Taxes:
State	6,240	3,100
Federal	28,744	23,275
Total Taxes	34,984	26,375
Net Income	$57,711	$44,761
Per Share Data:
Basic:
Income per common share	$1.85	$1.43
Weighted average number of common shares outstanding	31,215	31,371
Assuming dilution:
Income per common share	$1.74	$1.35
Weighted average number of common shares outstanding	33,235	33,080

HOVNANIAN ENTERPRISES, INC.

(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

Communities Under Development

Three Months - 1/31/04

		Net Contracts(1) Three Months Ended January 31st			Deliveries Three Months Ended January 31st			Contract Backlog(2) January 31st
		2004	2003	% Change	2004	2003	% Change	2004	2003	% Change
Northeast
	Homes	631	368	71.5%	640	431	48.5%	2,190	1,334	64.2%
	Dollars	203,484	115,447	76.3%	191,908	136,763	40.3%	611,901	410,793	49.0%
	Avg. Price	322,478	313,715	2.8%	299,856	317,316	(5.5)%	279,407	307,941	(9.3)%
Southeast
	Homes	867	586	48.0%	787	623	26.3%	2,303	1,184	94.5%
	Dollars	241,067	149,037	61.7%	191,062	158,120	20.8%	650,934	322,578	101.8%
	Avg. Price	278,047	254,329	9.3%	242,773	253,804	(4.3)%	282,646	272,448	3.7%
Southwest
	Homes	723	353	104.8%	724	359	101.7%	988	433	128.2%
	Dollars	121,177	68,927	75.8%	127,814	72,662	75.9%	153,397	89,888	70.7%
	Avg. Price	167,603	195,261	(14.2)%	176,539	202,401	(12.8)%	155,260	207,594	(25.2)%
West
	Homes	912	832	9.6%	750	863	(13.1)%	955	924	3.4%
	Dollars	299,020	233,616	28.0%	246,489	238,695	3.3%	326,848	270,835	20.7%
	Avg. Price	327,873	280,788	16.8%	328,652	276,587	18.8%	342,249	293,111	16.8%
Other
	Homes	N/A	2	N/A	N/A	9	N/A	N/A	N/A	N/A
	Dollars	N/A	313	N/A	N/A	1,261	N/A	N/A	N/A	N/A
	Avg. Price	N/A	156,500	N/A	N/A	140,111	N/A	N/A	N/A	N/A

Consolidated Total
	Homes	3,133	2,141	46.3%	2,901	2,285	27.0%	6,436	3,875	66.1%
	Dollars	864,748	567,340	52.4%	757,273	607,501	24.7%	1,743,080	1,094,094	59.3%
	Avg. Price	276,013	264,988	4.2%	261,039	265,865	(1.8)%	270,833	282,347	(4.1)%
Unconsolidated Joint Ventures
	Homes	92	7	1214.3%	10	10	0.0%	118	20	490.0%
	Dollars	50,991	1,489	3323.9%	2,826	1,996	41.6%	64,043	4,134	1449.3%
	Avg. Price	554,250	212,750	160.5%	282,600	199,554	41.6%	542,737	206,683	162.6%
Total
	Homes	3,225	2,148	50.1%	2,911	2,295	26.8%	6,554	3,895	68.3%
	Dollars	915,739	568,829	61.0%	760,099	609,497	24.7%	1,807,123	1,098,228	64.5%
	Avg. Price	283,950	264,818	7.2%	261,113	265,576	(1.7)%	275,728	281,958	(2.2)%
DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) Total acquired backlog in the first quarter of fiscal 2004 was 443 homes with a sales value of $69.8 million, net of $1.2 million in adjustments from the prior period.